United States
                       Securities and Exchange Commission
                             WASHINGTON, D.C. 20549


                                  Schedule 13G
                               (Amendment No. 3)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               FRESH CHOICE, INC.
             -------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)

                                    358032100
             -------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]        Rule 13d-1(b)

         [X]        Rule 13d-1(c)

         [ ]        Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 13 pages


CUSIP No.  358032100                                                                             Page 2 of 13 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Bay Area Micro-Cap Fund, L.P.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)    X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                          (5)      Sole Voting Power                        962,100
Beneficially Owned
By Each Reporting                                         (6)      Shared Voting Power                      -0-
Person With
                                                          (7)      Sole Dispositive Power                   962,100

                                                          (8)      Shared Dispositive Power                 -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  962,100
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  16.89%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

                                                Page 2 of 13 pages


CUSIP No.  358032100                                                                             Page 3 of 13 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Bay Area Micro-Cap Management Company, LLC
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)    X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                          (5)      Sole Voting Power                        962,100
Beneficially Owned
By Each Reporting                                         (6)      Shared Voting Power                      -0-
Person With
                                                          (7)      Sole Dispositive Power                   962,100

                                                          (8)      Shared Dispositive Power                 -0-
-0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  962,100
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  16.89%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

                                                Page 3 of 13 pages


CUSIP No.  358032100                                                                             Page 4 of 13 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Smart & Holland Investment Fund, L.P.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)    X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                          (5)      Sole Voting Power                         56,400
Beneficially Owned
By Each Reporting                                         (6)      Shared Voting Power                       -0-
Person With
                                                          (7)      Sole Dispositive Power                    56,400

                                                          (8)      Shared Dispositive Power                  -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  56,400
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  0.99%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                                Page 4 of 13 pages


CUSIP No.  358032100                                                                             Page 5 of 13 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Smart & Holland Value Fund, L.P.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)    X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                          (5)      Sole Voting Power                         28,000
Beneficially Owned
By Each Reporting                                         (6)      Shared Voting Power                       -0-
Person With
                                                          (7)      Sole Dispositive Power                    28,000

                                                          (8)      Shared Dispositive Power                  -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  28,000
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  0.49%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

                                                Page 5 of 13 pages


CUSIP No.  358032100                                                                             Page 6 of 13 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Gregory F. Wilbur
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)    X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                          (5)      Sole Voting Power                        977,500
Beneficially Owned
By Each Reporting                                         (6)      Shared Voting Power                      -0-
Person With
                                                          (7)      Sole Dispositive Power                   977,500

                                                          (8)      Shared Dispositive Power                 -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  977,500
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  17.16%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

                                                Page 6 of 13 pages


CUSIP No.  358032100                                                                             Page 7 of 13 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         William A. Smart III
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)    X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                          (5)      Sole Voting Power                      8,000
Beneficially Owned
By Each Reporting                                         (6)      Shared Voting Power                    1,046,500
Person With
                                                          (7)      Sole Dispositive Power                 8,000

                                                          (8)      Shared Dispositive Power               1,046,500

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,054,500
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  18.52%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

                                                Page 7 of 13 pages


CUSIP No.  358032100                                                                             Page 8 of 13 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Peter L. Holland
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)    X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                          (5)      Sole Voting Power                      19,000
Beneficially Owned
By Each Reporting                                         (6)      Shared Voting Power                    1,018,500
Person With
                                                          (7)      Sole Dispositive Power                 19,000

                                                          (8)      Shared Dispositive Power               1,018,500

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,037,500
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  18.22%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

                                                Page 8 of 13 pages


CUSIP No.  358032100                                                                             Page 9 of 13 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         David B. Holland
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)    X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                          (5)      Sole Voting Power                         -0-
Beneficially Owned
By Each Reporting                                         (6)      Shared Voting Power                       84,000
Person With
                                                          (7)      Sole Dispositive Power                    -0-

                                                          (8)      Shared Dispositive Power                  84,000

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  84,400
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  1.48%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

                                                Page 9 of 13 pages

Item 1.

(a)      Name of Issuer:  Fresh Choice, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  2901 Tasman Drive, Suite 109
                  Santa Clara, CA   95054

Item 2.

(a)      Name of Person Filing:

         Bay Area Micro-Cap Fund, L.P. ("BAMC")
         Bay Area Micro-Cap Management Co., LLC ("BAMCMC")
         Smart & Holland Investment Fund, L.P. ("SHIF")
         Smart & Holland Value Fund, L.P. ("SHVF")
         Gregory F. Wilbur ("GFW")
         Peter L. Holland ("PLH")
         David B. Holland ("DBH")
         William A. Smart III ("WAS")


(b)      Address of Principal Business Office:

         BAMC, BAMCMC, GFW, PLH and WAS:                  1151 Bay Laurel Drive
                                                          Menlo Park, CA  94027

         SHIF and DBH:                                    P.O. Box 1266
                                                          Palo Alto, CA   94302

         SHVF:                                            P.O. Box 742
                                                          Palo Alto, CA   94302

 (c)     Citizenship/Place of Organization:


         Entities:                  BAMC             -        California
                                    BAMCMC           -        California
                                    SHIF             -        California
                                    SHVF             -        California

         Individuals:               GFW              -        United States
                                    PLH              -        United States
                                    DBH              -        United States
                                    WAS              -        United States


(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number:    358032100

Item 3.  Not applicable.


                               Page 10 of 13 pages

Item 4         Ownership.

----------------------------------------------------------------------------------------------------------------------


                         BAMC        BAMCMC      SHIF        SHVF        GFW          PLH         DBH         WAS
----------------------------------------------------------------------------------------------------------------------

(a)      Beneficial     962,100     962,100     56,400      28,000     977,500     1,037,500     84,400    1,054,500
         Ownership
----------------------------------------------------------------------------------------------------------------------


(b)      Percentage      16.89%      16.89%      0.99%       0.49%      17.16%     18.22%         1.48%    18.52%
         of Class
----------------------------------------------------------------------------------------------------------------------


(c)      Sole           962,100     962,100     56,400      28,000     977,500     19,000          -0-     8,000
         Voting
         Power
----------------------------------------------------------------------------------------------------------------------


         Shared           -0-         -0-         -0-         -0-         -0-      1,018,500     84,400    1,046,500
         Voting
         Power
----------------------------------------------------------------------------------------------------------------------


         Sole           962,100     962,100     56,400      28,000     977,500     19,000          -0-     8,000
         Dispositive
         Power
----------------------------------------------------------------------------------------------------------------------


         Shared           -0-         -0-         -0-         -0-         -0-      1,018,500     84,400    1,046,500
         Dispositive
         Power
----------------------------------------------------------------------------------------------------------------------

Item 5.        Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No reporting person is a member of a group as defined in Section 240.13d-1(b)(1)
(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.


                              Page 11 of 13 pages

Item 10.       Certification

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    December 31, 1998
BAY AREA MICRO-CAP FUND, L.P.                                 SMART & HOLLAND INVESTMENT FUND, L.P.

By:      Bay Area Micro-Cap Management Co., LLC
         its general partner

By:      /s/ William A. Smart III                             By:      /s/ William A. Smart III
   --------------------------------------------------            --------------------------------------------------
         Managing Member                                      General Partner


BAY AREA MICRO-CAP MANAGEMENT CO., LLC                        SMART & HOLLAND VALUE FUND, L.P.


By:      /s/ William A. Smart III                             By:      /s/  William A. Smart III
   --------------------------------------------------            --------------------------------------------------
         Managing Member                                      General Partner



         /s/ Gregory F. Wilbur
   --------------------------------------------------
         Gregory F. Wilbur


         /s/ Peter L. Holland
   --------------------------------------------------
         Peter L. Holland


         /s/ David B. Holland
   --------------------------------------------------
         David B. Holland


         /s/ William A. Smart III
   --------------------------------------------------
         William A. Smart III



EXHIBITS

A:       Joint Filing Statement

                                               Page 12 of 13 pages

                                            EXHIBIT A

                                    AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    December 31, 1998
BAY AREA MICRO-CAP FUND, L.P.                                 SMART & HOLLAND INVESTMENT FUND, L.P.

By:      Bay Area Micro-Cap Management Co., LLC
         its general partner

By:      /s/ William A. Smart III                             By:      /s/ William A. Smart III
   --------------------------------------------------            --------------------------------------------------
         Managing Member                                      General Partner


BAY AREA MICRO-CAP MANAGEMENT CO., LLC                        SMART & HOLLAND VALUE FUND, L.P.


By:      /s/ William A. Smart III                             By:      /s/  William A. Smart III
   --------------------------------------------------            --------------------------------------------------
         Managing Member                                      General Partner



         /s/ Gregory F. Wilbur
   --------------------------------------------------
         Gregory F. Wilbur


         /s/ Peter L. Holland
   --------------------------------------------------
         Peter L. Holland


         /s/ David B. Holland
   --------------------------------------------------
         David B. Holland


         /s/ William A. Smart III
   --------------------------------------------------
         William A. Smart III


                                               Page 13 of 13 pages